Exhibit (i)

December 11, 2002

Neuberger Berman Equity Funds
605 Third Avenue 2nd Floor
New York, NY 10158-0180

Ladies and Gentlemen:

     We have acted as counsel to Neuberger Berman Equity Funds, a Delaware business trust (the "Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 103 to the Trust's Registration Statement on Form N-1A (File Nos. 2-11357; 811-582) (the “Post-Effective Amendment”), registering an indefinite number of shares of beneficial interest of the classes and series of the Trust that are shown on Schedule A hereto (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined copies of the Post-Effective Amendment, the Trust’s certificate of trust, trust instrument and bylaws and the corporate action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by Delaware business trusts that are registered investment companies. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:
1.	The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and
2.	When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Kirkpatrick & Lockhart LLP Kirkpatrick & Lockhart LLP

SCHEDULE A TO
LEGAL OPINION

SERIES AND CLASSES OF NEUBERGER BERMAN EQUITY FUNDS
INCLUDED IN SHARES

SERIES	CLASSES
Neuberger Berman Century Fund	Investor Class
Neuberger Berman Real Estate Fund	Trust Class
Neuberger Berman Fasciano Fund	Investor and Advisor Classes
Neuberger Berman International Fund Neuberger Berman Regency Fund Neuberger Berman Socially Responsive Fund	Investor and Trust Classes
Neuberger Berman Focus Fund Neuberger Berman Guardian Fund Neuberger Berman Manhattan Fund Neuberger Berman Millennium Fund Neuberger Berman Partners Fund	Investor, Trust and Advisor Classes
Neuberger Berman Genesis Fund	Investor, Trust, Advisor and Institutional Classes